UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 26, 2020

Jason Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36051	46-2888322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

833 East Michigan Street, Suite 900 Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 277-9300

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.03.	Bankruptcy or Receivership.

As previously announced, on June 24, 2020, Jason Industries, Inc. (the “Company” and, as it may be reorganized pursuant to the Plan (as defined below), the “Reorganized Company”) and certain of its direct and indirect subsidiaries (together with the Company, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered for procedural purposes only under the caption In re Jason Industries, Inc., et al., No 20-22766 (RDD).

On August 26, 2020, the Bankruptcy Court entered an order confirming the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc., and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (the “Confirmation Order”), which approved and confirmed the Company’s pre-packaged plan of reorganization (the “Plan”). The Debtors expect that the effective date of the Plan will occur once all conditions precedent to the Plan have been satisfied (defined in the Plan as the “Effective Date”).

Summary of the Plan

The following is a summary of the material terms of the Plan as approved and confirmed by the Bankruptcy Court. This summary highlights only certain substantive provisions of the Plan and is not intended to be a complete description of the Plan. This summary is qualified in its entirety by reference to the full text of the Confirmation Order, which includes the Plan as an exhibit, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. Among other things, the Plan provides for (in each case, as more fully described in the Plan):

•	payment in full of administrative expense claims;
•
a distribution to holders of first lien credit agreement claims of their pro rata share of (i) a new senior secured term loan facility in the aggregate principal amount of $76.6 million, (ii) a junior convertible secured term loan facility in an aggregate principal amount of $50.0 million, (iii) 95.0% of the New Jason Equity, subject to dilution by the Management Incentive Plan and the New Junior Convertible Term Loans, (each as defined in the Plan), and (iv) the right to offer the entirety of their pro rata distributions of both the New Jason Equity and the junior convertible secured term loan facility to the First Lien Backstop Put Parties (as defined in the Plan), if applicable;

•	first lien credit agreement deficiency claims shall receive no distribution;
•
a distribution to holders of second lien credit agreement claims of their pro rata share of  and interest in 5.0% of the New Jason Equity, subject to dilution by the Management Incentive Plan and the New Junior Convertible Term Loans;

•	reinstatement or repayment in full of general unsecured claims;
•	the cancellation of the Company’s common and preferred stock.

Capital Structure

There were 29,250,911 shares of the Company’s common stock outstanding as of June 5, 2020. On the Effective Date, the Company’s common and preferred stock will be cancelled and holders thereof will not receive a distribution on account of their equity interests. On the Effective Date, the Reorganized Company will issue 4,700,000 shares of common stock on the Effective Date.

The shares of the common stock of the Reorganized Company issued pursuant to the Plan will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code and Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Certain Information Regarding Assets and Liabilities of the Company

In the Debtors’ most recent monthly operating report filed with the Bankruptcy Court on August 21, 2020, the Debtors reported total assets of approximately $259.1 million and total liabilities of approximately $441.6 million as of July 31, 2020. This financial information has not been audited or reviewed by the Company’s independent registered public accounting firm and may be subject to future reconciliation or adjustments. This information should not be viewed as indicative of future results.

Item 7.01.	Regulation FD Disclosure.

On August 26, 2020, the Company issued a press release regarding the foregoing, a copy of which is furnished herewith.

Cautionary Note Regarding the Company’s Common Stock

The Company cautions that trading in the Company’s securities during the pendency of the Chapter 11 Cases is highly speculative and poses substantial risks. On the Effective Date, the Company’s common and preferred stock will be cancelled, and holders thereof will not receive any recovery.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
2.1
Order Confirming the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc., and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, including such Joint Chapter 11 Plan of Reorganization.

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JASON INDUSTRIES, INC.

Date: August 27, 2020	By:	/s/ Chad M. Paris
Name:	Chad M. Paris
Title:	SVP, Chief Financial Officer